Exhibit 99.1

Aaron’s, Inc. Announces CEO Ron Allen’s Retirement

ATLANTA (August 6, 2014) — Aaron’s, Inc. (NYSE: AAN), a lease-to-own retailer specializing in the sales and lease ownership of furniture, consumer electronics, home appliances and accessories, announced today that Ronald W. Allen, 72, is retiring as the Company’s Chief Executive Officer and as a member of the Company’s Board of Directors, effective August 31, 2014. The Board has retained Spencer Stuart, a leading executive recruiting firm, to assist in the process of identifying Allen’s successor. The search process will include a full review of both internal and external candidates.

“It has been a privilege to lead the finest associates in the industry, whose commitment, integrity and ingenuity never cease to impress me,” said Allen. “With the plans we have in place to deliver improved results in our core business and the transformational acquisition of the fast-growing virtual RTO Progressive business, I believe that we have a strong platform for long-term growth, and I am confident in the Company’s future. Having served on the Aaron’s Board since 1997 and as CEO since February 2012, I am now looking forward to the next chapter of my life with more time for family and the opportunity to pursue other avenues for my personal and professional growth.”

Ray Robinson, Aaron’s Chairman of the Board of Directors, said, “We want to thank Ron for his commitment and many contributions to Aaron’s, including his role in successfully completing the acquisition of Progressive Finance. Under his leadership, we have strengthened our management team and operating practices and procedures, and believe the corporate infrastructure is now in place to enable Aaron’s to build on its strong foundation for growth. We believe we are well positioned for the future and look forward to identifying a new leader who will leverage the Company’s broad retail footprint, leadership in virtual RTO and strong franchisee relationships to drive results. We wish Ron the best in his future endeavors.”

About Aaron’s, Inc.

Aaron’s, Inc. (NYSE: AAN), a leader in the sales and lease ownership and specialty retailing of furniture, consumer electronics, home appliances and accessories, currently offers its services through more than 2,100 Company-operated and franchised stores in 48 states and Canada. Aaron’s was founded in 1955, is headquartered in Atlanta and has been publicly traded since 1982. For more information, visit www.aarons.com. Aaron’s, Inc. includes the Aarons.com, ShopHomeSmart.com and ProgFinance.com brands. Progressive Finance, a wholly-owned subsidiary and leading virtual lease-to-own company, provides lease-purchase solutions through over 15,000 retail locations in 46 states.

Aaron’s Media Contact:

Garet Hayes

Aaron’s Director of Public Relations

678-402-3863 or garet.hayes@aarons.com